UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): January 7, 2017

HCI Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-34126	20-5961396
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 West Cypress Street, Suite 100

Tampa, Florida 33607

(Address of Principal Executive Offices)

(813) 849-9500

(Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 7, 2017, the compensation committee of our board of directors awarded our chief executive officer, Paresh Patel, 40,000 restricted common shares and options to purchase 110,000 of our common shares at an exercise price of $40 per share. Both the restricted shares and the options vest in equal annual installments over four years, so long as Mr. Patel remains employed by the company. The options will expire on January 7, 2027. The awards were made pursuant to the HCI Group, Inc. 2012 Omnibus Incentive Plan.

In the opinion of the compensation committee, a combination of restricted shares and stock purchase options vesting over four years best aligned Mr. Patel’s equity compensation with the long-term success of the company and shareholder returns.

To assist in determining compensation to Mr. Patel and our other executive officers, particularly in understanding market compensation practices and levels, the compensation committee engaged the services of Willis Towers Watson, a leading compensation advisory firm.

The foregoing summary of the equity awards does not purport to be complete and is subject to, and qualified in its entirety by, the full text of restricted stock award contract and the nonqualified stock option agreement appearing respectively as exhibit 99.1 and 99.2 to this Form 8-K.

Item 5.02 Compensatory Arrangements of Certain Officers

The matters discussed in Item 1.01 are hereby incorporated into this Item 5.02.

Item 9.01 Exhibits

Exhibit 99.1	Restricted Stock Award Contract

Exhibit 99.2	Nonqualified Stock Option Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 10, 2017.

HCI GROUP, INC.

BY:	/s/ Richard R. Allen

Name:	Richard R. Allen
Title:	Chief Financial Officer

A signed original of this Form 8-K has been provided to HCI Group, Inc. and will be retained by HCI Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.